Exhibit 107

Calculation of Filing Fees Tables

Form S-8

(Form Type):

BlueOne Card, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, $0.0001 par value per share	457(h)	5,000,000	$8.5001	$42,500,500	0.0000927	$3,939.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the BlueOne Card, Inc. 2022 Stock Incentive Plan (“2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low bid prices per share of the Registrant’s Common Stock as reported on the OTC Markets on March 16, 2022, the date of which is within five business days prior to filing this Registration Statement.

(3)	Paid herewith. The fee is calculated by multiplying the aggregate offering amount by 0.0000927 pursuant to Section 6(b) of the Securities Act.